Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of UDR, Inc., for the registration of 2,569,606 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2012 with respect to the consolidated financial statements and schedules of UDR, Inc. and United Dominion Realty, L.P. and the effectiveness of internal control over financial reporting of UDR, Inc. included in their Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

April 4, 2012